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Exhibit 3(d)

                             CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF INCORPORATION         [STAMP]
                                       OF
                          ENCORE COMPUTER CORPORATION


       ENCORE COMPUTER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

       DOES HEREBY CERTIFY:

       FIRST      THAT Article FOURTH of the Certificate of Incorporation be and
it hereby is amended to read as follows:

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares of Common Stock, $.01 par value per share.

       SECOND:    That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

       THIRD:     That written consent has been given by the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware, and written notice of said action has been given to those stockholders who have not consented thereto in writing, as required by said Section 228.

       IN WITNESS WHEREOF, said ENCORE COMPUTER CORPORATION has caused this certificate to be signed by a Vice President, as of the 13th day of January, 1984, and attested by its Secretary.


                          ENCORE COMPUTER CORPORATION


                          By  /s/ [ILLEGIBLE]
                             ------------------------
                              Vice President


ATTESTED:

/s/ [ILLEGIBLE]
--------------------------
Secretary